Exhibit 3.1

AGTM/HOEKL/5174092/40082482

#44889772

Execution copy

OPRICHTING

(Wallbox B.V.)

Op zeven juni tweeduizend eenentwintig is voor mij, mr. Bastiaan Cornelis Cornelisse, notaris met plaats van vestiging Amsterdam, verschenen:

mevrouw mr. Louise Petertje Hoeke, geboren te Heusden op dertig oktober negentienhonderd eenennegentig, met kantooradres Parnassusweg 300, 1081 LC Amsterdam, te dezen handelend als schriftelijk gevolmachtigde van:

Wall Box Chargers, S.L., een besloten vennootschap met beperkte aansprakelijkheid (sociedad limitada) naar het recht van Spanje, met kantooradres: Paseo de la Castellana 95, Planta 28, 28046 Madrid, Spanje, ingeschreven in het Spaanse handelsregister (Registro Mercantil de Madrid) onder nummer B66542903(oprichter).

Volmacht

Van het bestaan van de aan de comparant verleende volmacht is gebleken uit één (1) onderhandse akte van volmacht, die in kopie aan deze akte zal worden gehecht (Bijlage).

De comparant heeft het volgende verklaard:

de oprichter richt hierbij op een besloten vennootschap met beperkte aansprakelijkheid (vennootschap), met de volgende statuten.

STATUTEN:

1	Begripsbepalingen

1.1	In deze statuten wordt verstaan onder:

aandeel: een aandeel in het kapitaal van de vennootschap;

aandeelhouder: een houder van een of meer aandelen;

algemene vergadering: de algemene vergadering van de vennootschap;

belet: belet als bedoeld in artikel 2:244 lid 4 van het Burgerlijk Wetboek, waaronder begrepen de situatie dat de betreffende persoon schriftelijk heeft aangegeven dat sprake is van belet gedurende een bepaalde periode;

directie: het bestuur van de vennootschap;

schriftelijk: bij brief, telefax, e-mail, of door een op andere wijze langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht, mits de identiteit van de verzender met afdoende zekerheid kan worden vastgesteld;

vennootschapsorgaan: de directie of de algemene vergadering;

vergadergerechtigde: een aandeelhouder, en een vruchtgebruiker of pandhouder aan wie het stemrecht op een of meer aandelen of vergaderrecht toekomt;

vergaderrecht: het recht om, in persoon of bij schriftelijk gevolmachtigde, de algemene vergadering bij te wonen en daar het woord te voeren, en de overige rechten die de wet toekent aan houders van certificaten waaraan vergaderrecht is verbonden.

1.2	Verwijzingen naar artikelen verwijzen naar artikelen van deze statuten, tenzij het tegendeel blijkt.

2	Naam en zetel

2.1	De naam van de vennootschap is:

Wallbox B.V.

2.2	De vennootschap is gevestigd te Amsterdam.

3	Doel

De vennootschap heeft ten doel:

(a)	het oprichten van, het op enigerlei wijze deelnemen in, het besturen van en het toezicht houden op ondernemingen en vennootschappen;

(b)	het financieren van ondernemingen en vennootschappen;

(c)	het lenen, uitlenen en bijeenbrengen van gelden daaronder begrepen, het uitgeven van obligaties, schuldbrieven of andere waardepapieren, alsmede het aangaan van daarmee samenhangende overeenkomsten;

(d)	het verstrekken van adviezen en het verlenen van diensten aan ondernemingen en vennootschappen waarmee de vennootschap in een groep is verbonden en aan derden;

(e)	het verstrekken van garanties, het verbinden van de vennootschap en het bezwaren van activa van de vennootschap voor verplichtingen van de vennootschap, groepsmaatschappijen en/of derden;

(f)	het verkrijgen, beheren, exploiteren en vervreemden van registergoederen en van vermogenswaarden in het algemeen;

(g)	het verhandelen van valuta, effecten en vermogenswaarden in het algemeen;

(h)	het exploiteren en verhandelen van patenten, merkrechten, vergunningen, knowhow en andere intellectuele en industriële eigendomsrechten;

(i)	het verrichten van alle soorten industriële, financiële en commerciële activiteiten,

en al hetgeen met vorenstaande verband houdt of daartoe bevorderlijk kan zijn, alles in de ruimste zin van het woord.

4	Kapitaal

4.1	Het nominale bedrag van elk van de aandelen bedraagt twaalf eurocent (EUR 0,12).

4.2	Alle aandelen luiden op naam. Aandeelbewijzen worden niet uitgegeven.

5	Register

De directie houdt een register waarin worden opgenomen de namen en adressen van alle aandeelhouders, pandhouders en vruchtgebruikers.

6	Uitgifte aandelen

6.1	Uitgifte van aandelen geschiedt krachtens besluit van het bestuur.

6.2	Bij het besluit tot uitgifte van aandelen worden de uitgifteprijs en de verdere voorwaarden van uitgifte bepaald.

6.3

Iedere aandeelhouder heeft bij uitgifte van aandelen een voorkeursrecht naar evenredigheid van het gezamenlijke nominale bedrag van zijn aandelen, behoudens de wettelijke beperkingen en het bepaalde in artikel 6.4.

6.4	Het voorkeursrecht kan, telkens voor een enkele uitgifte, worden beperkt of uitgesloten bij besluit van het tot uitgifte bevoegde vennootschapsorgaan.

6.5

Het hiervoor in dit artikel 6 bepaalde is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

6.6	Voor uitgifte van een aandeel is voorts vereist een daartoe bestemde ten overstaan van een notaris met plaats van vestiging in Nederland verleden akte waarbij de betrokkenen partij zijn.

6.7	Bij uitgifte van elk aandeel moet daarop het gehele nominale bedrag worden gestort.

7	Eigen aandelen en kapitaalvermindering

7.1

Verkrijging van volgestorte eigen aandelen of certificaten daarvan geschiedt krachtens besluit van de directie, waarbij voor een besluit tot verkrijging anders dan om niet goedkeuring van de algemene vergadering is vereist.

7.2	De algemene vergadering kan besluiten tot vermindering van het geplaatste kapitaal van de vennootschap.

8	Levering aandelen

8.1	Voor de levering van een aandeel is vereist een daartoe bestemde ten overstaan van een notaris met plaats van vestiging in Nederland verleden akte waarbij de betrokkenen partij zijn.

8.2

Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan een aandeel verbonden rechten eerst worden uitgeoefend nadat de vennootschap de rechtshandeling heeft erkend of de akte aan haar is betekend, overeenkomstig hetgeen in de wet is bepaald.

9	Geen overdrachtsbeperkingen

In afwijking van het bepaalde in artikel 2:195 van het Burgerlijk Wetboek is de overdracht van een of meer aandelen niet onderhevig aan enige beperking.

10	Pandrecht en vruchtgebruik

10.1	Het bepaalde in artikel 8 is van overeenkomstige toepassing op de vestiging van een pandrecht op aandelen en op de vestiging of levering van een vruchtgebruik op aandelen.

10.2	Het stemrecht op een aandeel kan aan de vruchtgebruiker of pandhouder worden toegekend met goedkeuring van de algemene vergadering en voorts met inachtneming van hetgeen in de wet is bepaald.

10.3

De pandhouder of vruchtgebruiker met stemrecht heeft tevens vergaderrecht. Vergaderrecht kan aan de vruchtgebruiker of pandhouder zonder stemrecht worden toegekend met goedkeuring van de algemene vergadering en voorts met inachtneming van hetgeen in de wet is bepaald.

11	Directeuren

11.1	De directie bestaat uit een of meer directeuren. Zowel natuurlijke personen als rechtspersonen kunnen directeur zijn.

11.2	Directeuren worden benoemd door de algemene vergadering.

11.3	Iedere directeur kan te allen tijde door de algemene vergadering worden geschorst en ontslagen.

11.4	De bevoegdheid tot vaststelling van een bezoldiging en verdere arbeidsvoorwaarden voor directeuren komt toe aan de algemene vergadering.

12	Taak en besluitvorming directie

12.1	De directie is belast met het besturen van de vennootschap. Bij de vervulling van hun taak richten de directeuren zich naar het belang van de vennootschap en de met haar verbonden onderneming.

12.2	In de directie heeft iedere directeur één (1) stem.

12.3	Alle besluiten van de directie worden genomen met meer dan de helft van de uitgebrachte stemmen.

12.4

Besluiten van de directie kunnen ook buiten vergadering worden genomen, schriftelijk of op andere wijze, mits het desbetreffende voorstel aan alle in functie zijnde directeuren is voorgelegd en geen van hen zich tegen deze wijze van besluitvorming verzet.

12.5

De directie kan nadere regels vaststellen omtrent de besluitvorming en werkwijze van de directie. In dat kader kan de directie onder meer bepalen met welke taak iedere directeur meer in het bijzonder zal zijn belast. De algemene vergadering kan bepalen dat deze regels en taakverdeling schriftelijk moeten worden vastgelegd en deze regels en taakverdeling aan haar goedkeuring onderwerpen.

12.6

Een directeur neemt niet deel aan de beraadslaging en besluitvorming, indien hij daarbij een direct of indirect persoonlijk belang heeft dat tegenstrijdig is met het belang van de vennootschap en de met haar verbonden onderneming. De vorige volzin vindt geen toepassing wanneer ten aanzien van alle directeuren sprake is van een dergelijk persoonlijk belang. In dat geval behoudt de directie haar bevoegdheid, onverminderd het bepaalde in artikel 13.2.

13	Goedkeuring directiebesluiten

13.1

De algemene vergadering is bevoegd besluiten van de directie aan haar goedkeuring te onderwerpen. Deze besluiten dienen duidelijk te worden omschreven en schriftelijk aan de directie te worden meegedeeld.

13.2

Een besluit van de directie tot het verrichten van een rechtshandeling ten aanzien waarvan een of meer van de directeuren een direct of indirect persoonlijk belang hebben dat tegenstrijdig is met het belang van de vennootschap en de met haar verbonden onderneming, is onderworpen aan de goedkeuring van de algemene vergadering.

13.3	De directie kan de rechtshandelingen als bedoeld in artikel 2:204 van het Burgerlijk Wetboek verrichten zonder voorafgaande goedkeuring van de algemene vergadering.

13.4	Het ontbreken van goedkeuring van de algemene vergadering voor een besluit als bedoeld in dit artikel 13 tast de vertegenwoordigingsbevoegdheid van de directie of directeuren niet aan.

14	Vertegenwoordiging

14.1	De directie is bevoegd de vennootschap te vertegenwoordigen. De bevoegdheid tot vertegenwoordiging komt mede aan iedere directeur toe.

14.2

De directie kan functionarissen met algemene of beperkte vertegenwoordigingsbevoegdheid aanstellen. Ieder van hen vertegenwoordigt de vennootschap met inachtneming van de begrenzing aan zijn bevoegdheid gesteld. De titulatuur van deze functionarissen wordt door de directie bepaald. Deze functionarissen kunnen worden ingeschreven in het handelsregister, met vermelding van de omvang van hun vertegenwoordigingsbevoegdheid.

15	Ontstentenis of belet directeur

15.1	In geval van ontstentenis of belet van een directeur zijn de overblijvende directeuren of is de overblijvende directeur tijdelijk met het besturen van de vennootschap belast.

15.2

In geval van ontstentenis of belet van alle directeuren of de enige directeur, wordt de vennootschap tijdelijk bestuurd door een of meer personen die daartoe door de algemene vergadering worden aangewezen.

16	Boekjaar en jaarrekening

16.1	Het boekjaar van de vennootschap valt samen met het kalenderjaar.

16.2

Jaarlijks binnen vijf (5) maanden na afloop van het boekjaar, behoudens verlenging van deze termijn met ten hoogste vijf (5) maanden door de algemene vergadering op grond van bijzondere omstandigheden, maakt de directie een jaarrekening op en legt deze voor de aandeelhouders ter inzage ten kantore van de vennootschap.

16.3	Binnen deze termijn legt de directie ook het bestuursverslag ter inzage voor de aandeelhouders.

16.4	De jaarrekening bestaat uit een balans, een winst- en verliesrekening en een toelichting.

16.5	De jaarrekening wordt ondertekend door de directeuren. Ontbreekt de ondertekening van een of meer van hen, dan wordt daarvan onder opgave van reden melding gemaakt.

16.6

De vennootschap kan, en indien daartoe wettelijk verplicht, zal, aan een accountant opdracht verlenen tot onderzoek van de jaarrekening. Tot het verlenen van de opdracht is de algemene vergadering bevoegd.

16.7

De algemene vergadering stelt de jaarrekening vast. Ondertekening van de jaarrekening door de directeuren geldt niet tevens als vaststelling door de algemene vergadering, ook niet indien alle aandeelhouders tevens directeur zijn.

16.8	De algemene vergadering kan volledige of beperkte decharge verlenen aan de directeuren voor het gevoerde bestuur.

16.9	De voorgaande leden van dit artikel 16 zijn van toepassing, tenzij artikel 2:395a, artikel 2:396 of artikel 2:403 van het Burgerlijk Wetboek voor de vennootschap geldt en daarin anders is bepaald.

17	Winst en uitkeringen

17.1

De algemene vergadering is bevoegd tot bestemming van de winst die door vaststelling van de jaarrekening is bepaald. Indien de algemene vergadering niet voorafgaand aan of uiterlijk direct na het besluit tot vaststelling van de jaarrekening een besluit neemt tot bestemming van de winst, zal de winst worden gereserveerd.

17.2

De algemene vergadering is bevoegd tot vaststelling van uitkeringen. Indien de vennootschap reserves krachtens de wet moet aanhouden, geldt deze bevoegdheid uitsluitend voor zover het eigen vermogen groter is dan die reserves. Een besluit van de algemene vergadering dat strekt tot uitkering heeft geen gevolgen zolang de directie geen goedkeuring heeft verleend. De directie mag deze goedkeuring slechts weigeren indien zij weet of redelijkerwijs behoort te voorzien dat de vennootschap na de uitkering niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden.

18	Algemene vergadering

18.1	Tijdens ieder boekjaar wordt ten minste één (1) algemene vergadering, de jaarvergadering, gehouden of wordt ten minste eenmaal overeenkomstig artikel 24 besloten.

18.2

Algemene vergaderingen worden bijeengeroepen door en gehouden zo dikwijls de directie dat nodig acht. Voorts kunnen algemene vergaderingen bijeengeroepen worden door personen met stemrechten op aandelen, tezamen vertegenwoordigende ten minste de helft van het geplaatste kapitaal van de vennootschap.

18.3

Een of meer vergadergerechtigden die alleen of gezamenlijk ten minste één honderdste (1/100) gedeelte van het geplaatste kapitaal van de vennootschap vertegenwoordigen, kunnen aan de directie schriftelijk en onder nauwkeurige opgave van de te behandelen onderwerpen het verzoek richten een algemene vergadering bijeen te roepen. Indien de directie niet de nodige maatregelen heeft getroffen, opdat de vergadering binnen vier (4) weken na ontvangst van het verzoek kan worden gehouden, zijn de verzoekers zelf tot bijeenroeping bevoegd.

19	Oproeping en plaats van vergaderingen

19.1	De oproeping van de vergadering geschiedt niet later dan op de achtste (8e) dag voor die van de vergadering.

19.2	Bij de oproeping worden de te behandelen onderwerpen vermeld.

19.3

Een onderwerp, waarvan de behandeling niet later dan dertig (30) dagen vóór de dag van de vergadering schriftelijk is verzocht door een of meer vergadergerechtigden die alleen of gezamenlijk ten minste één honderdste (1/100) gedeelte van het geplaatste kapitaal van de vennootschap vertegenwoordigen, wordt opgenomen in de oproeping of op dezelfde wijze als de overige onderwerpen aangekondigd, mits geen zwaarwichtig belang van de vennootschap zich daartegen verzet.

19.4

De oproeping geschiedt door middel van oproepingsbrieven gericht aan de adressen van de vergadergerechtigden, zoals deze zijn vermeld in het register bedoeld in artikel 5. Een vergadergerechtigde kan tevens worden opgeroepen tot de vergadering door een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht aan het adres dat door hem voor dit doel aan de vennootschap bekend is gemaakt.

19.5

Algemene vergaderingen worden gehouden in de gemeente waar de vennootschap volgens deze statuten gevestigd is. Algemene vergaderingen kunnen ook elders worden gehouden, mits alle vergadergerechtigden hebben ingestemd met de plaats van de vergadering en de directeuren voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld om advies uit te brengen.

20	Toegang en vergaderrecht

20.1

Iedere vergadergerechtigde is bevoegd de algemene vergaderingen bij te wonen, daarin het woord te voeren en, voor zover hem het stemrecht toekomt, het stemrecht uit te oefenen. Vergadergerechtigden kunnen zich ter vergadering doen vertegenwoordigen door een schriftelijk gevolmachtigde.

20.2

Iedere vergadergerechtigde of zijn vertegenwoordiger die ter vergadering aanwezig is, moet de presentielijst tekenen. De voorzitter van de vergadering kan bepalen dat de presentielijst ook moet worden getekend door andere personen die ter vergadering aanwezig zijn.

20.3	De directeuren hebben als zodanig in de algemene vergaderingen een raadgevende stem.

20.4	Omtrent toelating van andere personen tot de vergadering beslist de voorzitter van de vergadering.

21	Voorzitter en notulist

21.1

De voorzitter van een algemene vergadering wordt aangewezen door de ter vergadering aanwezige stemgerechtigden, met meer dan de helft van de uitgebrachte stemmen. Tot het moment waarop dat is gebeurd, treedt een directeur als voorzitter op, dan wel, indien geen directeur ter vergadering aanwezig is, de in leeftijd oudste ter vergadering aanwezige persoon.

21.2	De voorzitter van de vergadering wijst voor de vergadering een notulist aan.

22	Notulen en aantekening van aandeelhoudersbesluiten

22.1

Van het verhandelde in een algemene vergadering worden notulen gehouden door de notulist van de vergadering. De notulen worden vastgesteld door de voorzitter en de notulist van de vergadering en ten blijke daarvan door hen ondertekend.

22.2

De directie maakt aantekening van alle door de algemene vergadering genomen besluiten. Indien de directie niet ter vergadering is vertegenwoordigd, wordt door of namens de voorzitter van de vergadering een afschrift van de genomen besluiten zo spoedig mogelijk na de vergadering aan de directie verstrekt. De aantekeningen liggen ten kantore van de vennootschap ter inzage van de vergadergerechtigden. Aan ieder van hen wordt desgevraagd een afschrift van of uittreksel uit de aantekeningen verstrekt.

23	Besluitvorming

23.1	Elk aandeel geeft recht op één (1) stem.

23.2	Voor zover de wet of deze statuten geen grotere meerderheid voorschrijven, worden alle besluiten van de algemene vergadering genomen met meer dan de helft van de uitgebrachte stemmen.

23.3	Staken de stemmen, dan is het voorstel verworpen.

23.4

Indien de door de wet of deze statuten gegeven voorschriften voor het oproepen en houden van algemene vergaderingen niet in acht zijn genomen, kunnen ter vergadering alleen geldige besluiten door de algemene vergadering worden genomen, indien alle vergadergerechtigden ermee hebben ingestemd dat besluitvorming plaatsvindt en de directeuren voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld advies uit te brengen.

23.5

Voor aandelen die toebehoren aan de vennootschap of een dochtermaatschappij en voor aandelen waarvan de vennootschap of een dochtermaatschappij de certificaten houdt, kan in de algemene vergadering geen stem worden uitgebracht. Pandhouders en vruchtgebruikers van aandelen die aan de vennootschap of een dochtermaatschappij toebehoren, zijn evenwel niet van het stemrecht uitgesloten, indien het pandrecht of vruchtgebruik was gevestigd voordat het aandeel aan de vennootschap of die dochtermaatschappij toebehoorde. De vennootschap of een dochtermaatschappij kan geen stem uitbrengen voor een aandeel waarop zij een pandrecht of een recht van vruchtgebruik heeft.

24	Besluitvorming buiten vergadering

24.1

Besluitvorming van aandeelhouders kan op andere wijze dan in een vergadering geschieden, mits alle vergadergerechtigden schriftelijk met deze wijze van besluitvorming hebben ingestemd. De stemmen worden schriftelijk uitgebracht. De directeuren worden voorafgaand aan de besluitvorming in de gelegenheid gesteld om advies uit te brengen.

24.2

Voor de toepassing van artikel 24.1 wordt aan het vereiste van schriftelijkheid van de stemmen tevens voldaan indien het besluit onder vermelding van de wijze waarop ieder stemt schriftelijk of elektronisch is vastgelegd en door alle vergadergerechtigden is ondertekend.

24.3	De directie maakt zodra zij van het besluit kennis heeft genomen, daarvan aantekening en voegt deze bij de aantekeningen bedoeld in artikel 22.2.

25	Statutenwijziging

De algemene vergadering is bevoegd deze statuten te wijzigen. Wanneer in een algemene vergadering een voorstel tot statutenwijziging wordt gedaan, moet zulks steeds bij de oproeping tot de vergadering worden vermeld. Tegelijkertijd moet een afschrift van het voorstel, waarin de voorgedragen wijziging woordelijk is opgenomen, ten kantore van de vennootschap ter inzage worden gelegd voor de vergadergerechtigden tot de afloop van de vergadering.

26	Ontbinding en vereffening

26.1

De vennootschap kan worden ontbonden door een daartoe strekkend besluit van de algemene vergadering. Wanneer in een algemene vergadering een voorstel tot ontbinding van de vennootschap wordt gedaan, moet dat bij de oproeping tot de vergadering worden vermeld.

26.2

In geval van ontbinding van de vennootschap krachtens besluit van de algemene vergadering worden de directeuren vereffenaars van het vermogen van de ontbonden vennootschap. De algemene vergadering kan besluiten andere personen tot vereffenaars te benoemen.

26.3	Gedurende de vereffening blijven de bepalingen van deze statuten zo veel mogelijk van kracht.

26.4

Hetgeen na voldoening van de schulden van de ontbonden vennootschap is overgebleven, wordt overgedragen aan de aandeelhouders, naar evenredigheid van het gezamenlijke nominale bedrag van ieders aandelen.

27	Eerste boekjaar

Het eerste boekjaar van de vennootschap eindigt op eenendertig december tweeduizend eenentwintig. Dit artikel met opschrift vervalt na afloop van het eerste boekjaar.

Slotverklaring

Ten slotte heeft de comparant het volgende verklaard:

(a)

het bij oprichting geplaatste kapitaal van de vennootschap bedraagt één euro twintig eurocent (EUR 1,20). Bij de oprichting worden tien (10) aandelen met een nominaal bedrag van twaalf eurocent (EUR 0,12) (geplaatsts aandelen) a pari geplaatst bij, en genomen door de oprichter.

Storting in een andere geldeenheid dan die waarin het nominaal bedrag van de geplaatste aandelen luidt, is toegestaan. De geplaatste aandelen zullen onverwijld na de oprichting worden volgestort door betaling in contanten, door overboeking op een door de vennootschap aan te geven bankrekening of op andere tussen de vennootschap en de oprichter nader overeen te komen wijze.

(b)	voor de eerste maal wordt tot directeur van de vennootschap benoemd Enric Asuncion Escorsa, geboren in Barcelona, Spanje, op drie april negentienhonderd vijfentachtig.

Slot

De comparant is mij, notaris, bekend.

Deze akte is verleden te Amsterdam op de datum aan het begin van deze akte vermeld. De zakelijke inhoud van deze akte is aan de comparant opgegeven en toegelicht. De comparant heeft verklaard op volledige voorlezing van de akte geen prijs te stellen, tijdig voor het verlijden van de inhoud daarvan te hebben kennisgenomen en met de inhoud in te stemmen. Onmiddellijk na beperkte voorlezing is deze akte eerst door de comparant en daarna door mij, notaris, ondertekend.

(volgt ondertekening)

UITGEGEVEN VOOR AFSCHRIFT

AGTM/HOEKL/5174092/40082482

#44889771

Execution copy

NOTE ABOUT TRANSLATION:

This document is an English translation of a deed (to be) executed in the Dutch language. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. The definitions in article 1.1 of this document are listed in the English alphabetical order which may differ from the Dutch alphabetical order. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

INCORPORATION

(Wallbox B.V.)

This seventh day of June two thousand twenty-one, there appeared before me, Bastiaan Cornelis Cornelisse, civil law notary officiating in Amsterdam, the Netherlands:

Louise Petertje Hoeke, born in Heusden, the Netherlands, on the thirtieth day of October nineteen hundred ninety-one, with office address at Parnassusweg 300, 1081 LC Amsterdam, the Netherlands, in this respect acting as authorised representative in writing of:

Wall Box Chargers, S.L., a limited liability company (sociedad limitada) under the laws of Spain, having its office address at Paseo de la Castellana 95, Planta 28, 28046 Madrid, Spain, registered with the Spanish trade register (Registro Mercantil de Madrid) under number B66542903 (Incorporator).

Power of Attorney

The authorisation of the person appearing is evidenced by one (1) written power of attorney, a copy of which shall be attached to this deed (Annex).

The person appearing declared the following:

the Incorporator hereby incorporates a private limited liability company (Company), with the following articles of association.

ARTICLES OF ASSOCIATION:

28	Definitions

28.1	In these articles of association the following words shall have the following meanings:

Company Body: the Management Board or the General Meeting;

General Meeting: the general meeting of the Company;

Inability: inability as referred to in Section 2:244 paragraph 4 of the Dutch Civil Code, including the event that the relevant person claims inability for a certain period of time in writing;

in writing: by letter, telecopier, e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

Management Board: the management board of the Company;

Meeting Right: the right to attend the General Meeting and to address the meeting in person or through a representative authorised in writing, and the other rights designated by law to holders of depositary receipts for shares to which meeting right is attached;

Person with Meeting Right: a Shareholder and any usufructuary or pledgee with voting rights in respect of one or more Shares or Meeting Right;

Share: a share in the capital of the Company;

Shareholder: a holder of one or more Shares.

28.2	References to Articles shall be deemed to refer to articles of these articles of association, unless the contrary is apparent.

29	Name and official seat

29.1	The Company’s name is:

Wallbox B.V.

29.2	The official seat of the Company is in Amsterdam, the Netherlands.

30	Objects

The objects of the Company are:

(c) to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

(d) to finance businesses and companies;

(e) to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

(f) to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(g) to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, group companies and/or third parties;

(h) to acquire, alienate, manage and exploit registered property and items of property in general;

(i) to trade in currencies, securities and items of property in general;

(j) to develop and trade in patents, trade marks, licenses, know-how and other intellectual and industrial property rights;

(k) to perform any and all activities of an industrial, financial or commercial nature,

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

31	Capital

31.1	The nominal value of each Share equals twelve eurocent (EUR 0.12).

31.2	All Shares shall be registered. No share certificates shall be issued.

32	Register

The Management Board shall keep a register with the names and addresses of all Shareholders, pledgees and usufructuaries.

33	Issuance of Shares

33.1	Shares shall be issued pursuant to a resolution of the Management Board.

33.2	A resolution to issue Shares shall stipulate the issue price and the other conditions.

33.3

Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the limitations prescribed by law and subject to Article 6.4.

33.4	Prior to each issuance of Shares, the right of pre-emption may be limited or excluded by the Company Body competent to issue such Shares.

33.5

The provisions of this Article 6 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

33.6

The issue of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

33.7	The full nominal value of each Share must be paid in upon issuance.

34	Own Shares and reduction of the issued capital

34.1

Fully paid in own Shares or depositary receipts thereof shall be acquired pursuant to a resolution of the Management Board, in addition to which a resolution to acquire Shares or depositary receipts thereof for a consideration shall be subject to approval of the General Meeting.

34.2	The General Meeting may resolve to reduce the Company’s issued capital.

35	Transfer of Shares

35.1

The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

35.2

Unless the Company itself is party to the legal act, the rights attributable to any Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the provisions of the law.

36	No Share transfer restrictions

The transferability of Shares is not limited or excluded by virtue of Section 2:195 of the Dutch Civil Code.

37	Pledge and usufruct

37.1	The provisions of Article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

37.2	The voting rights attributable to a Share may be assigned to the pledgee or the usufructuary with the approval of the General Meeting and otherwise with due observance of the provisions of the law.

37.3

Any pledgee or usufructuary with voting rights on Shares shall also have Meeting Right. Meeting Right may also be granted to the pledgee or usufructuary without voting rights on Shares with the approval of the General Meeting and otherwise with due observance of the provisions of the law.

38	Management Board members

38.1	The Management Board shall consist of one or more members. Both individuals and legal entities can be Management Board members.

38.2	Management Board members are appointed by the General Meeting.

38.3	A Management Board member may be suspended or dismissed by the General Meeting at any time.

38.4	The authority to establish a remuneration and other conditions of employment for Management Board members is vested in the General Meeting.

39	Duties and decision-making of the Management Board

39.1

The Management Board shall be entrusted with the management of the Company. In performing their duties the Management Board members shall act in accordance with the interests of the Company and the enterprise connected with it.

39.2	Each Management Board member may cast one (1) vote in the Management Board.

39.3	All resolutions of the Management Board shall be adopted by more than half of the votes cast.

39.4

Management Board resolutions may be adopted outside of a meeting, in writing or otherwise, provided that the proposal concerned is submitted to all Management Board members then in office and none of them objects to this manner of adopting resolutions.

39.5

The Management Board may establish further rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible. The General Meeting may decide that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval.

39.6

A Management Board member shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Management Board member and the Company and the enterprise connected with it. If there is such a personal conflict of interest in respect of all Management Board members, the preceding sentence does not apply and the Management Board shall maintain its authority, without prejudice to the provisions of Article 13.2.

40	Approval of Management Board resolutions

40.1	The General Meeting may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

40.2

A resolution of the Management Board with respect to a matter involving a direct or indirect personal conflict of interest between one or more Management Board members and the Company and the enterprise connected with it shall be subject to the approval of the General Meeting.

40.3	The Management Board may enter into the legal acts referred to in Section 2:204 of the Dutch Civil Code without the prior approval of the General Meeting.

40.4	The absence of approval by the General Meeting for a resolution as referred to in this Article 13 shall not affect the authority of the Management Board or its members to represent the Company.

41	Representation

41.1	The Company shall be represented by the Management Board. Each Management Board member shall also be authorised to represent the Company.

41.2

The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title. Such officers may be registered with the Dutch trade register, indicating the scope of their power to represent the Company.

42	Vacancy or Inability of the Management Board members

42.1

If a seat on the Management Board is vacant or upon the Inability of a Management Board member, the remaining Management Board members or member shall temporarily be entrusted with the management of the Company.

42.2

If all seats on the Management Board are vacant or upon the Inability of all Management Board members or the sole Management Board member, the management of the Company shall temporarily be entrusted to one or more persons designated for that purpose by the General Meeting.

43	Financial year and annual accounts

43.1	The Company’s financial year shall be the calendar year.

43.2

Annually, not later than five (5) months after the end of the financial year, unless by reason of special circumstances this period is extended by the General Meeting by not more than five (5) months, the Management Board shall prepare annual accounts and deposit the same for inspection by the Shareholders at the Company’s office.

43.3	Within the same period, the Management Board shall also deposit the management report for inspection by the Shareholders.

43.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

43.5	The annual accounts shall be signed by the Management Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

43.6	The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting.

43.7

The General Meeting shall adopt the annual accounts. Signing of the annual accounts by the Management Board members does not constitute as adoption by the General Meeting, not even when each Shareholder is also a Management Board member.

43.8	The General Meeting may grant full or limited discharge to the Management Board members for the management pursued.

43.9	The preceding provisions of this Article 16 shall not apply if Section 2:395a, Section 2:396 or Section 2:403 of the Dutch Civil Code applies to the Company and states otherwise.

44	Profits and distributions

44.1	The General Meeting has the authority to allocate the profits determined by adoption of the annual accounts. If the General Meeting does not adopt a resolution regarding the allocation of the profits prior to or at the latest immediately after the adoption of the annual accounts, the profits shall be reserved.

44.2

The General Meeting has the authority to make distributions. If the Company is required by law to maintain reserves, this authority only applies to the extent that the equity exceeds these reserves. No resolution of the General Meeting to distribute shall have effect without the consent of the Management Board. The Management Board may withhold such consent only if it knows or reasonably should expect that after the distribution, the Company will be unable to continue the payment of its due debts.

45	General Meeting

45.1	At least one (1) General Meeting, the annual General Meeting, shall be held or at least once a resolution shall be adopted in accordance with Article 24 during each financial year.

45.2

General Meetings shall be convened by and held as often as the Management Board deems such necessary. Notice of General Meetings may also be given by persons to whom voting rights to Shares accrue, representing in the aggregate at least half of the Company’s issued capital.

45.3

One or more Persons with Meeting Right representing individually or jointly at least one per cent (1%) of the Company’s issued capital may request the Management Board in writing to convene a General Meeting, stating specifically the subjects to be discussed. If the Management Board has not taken the necessary measures so that the meeting can be held within four (4) weeks after receipt of the request, the applicants shall be authorised to convene a meeting themselves.

46	Notice and venue of meetings

46.1	Notice of the meeting shall be given no later than on the eighth (8th) day before the date of the meeting.

46.2	The notice of the meeting shall specify the subjects to be discussed.

46.3

A subject for discussion of which discussion has been requested in writing not later than thirty (30) days before the day of the meeting by one or more Persons with Meeting Right who individually or jointly represent at least one per cent (1%) of the Company’s issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that no important interest of the Company dictates otherwise.

46.4

The notice of the meeting shall be sent by letters to the addresses of the Persons with Meeting Right, shown in the register referred to in Article 5. Persons with Meeting Right may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by them for this purpose to the Company.

46.5

General Meetings are held in the municipality in which, according to these articles of association, the Company has its official seat. General Meetings may also be held elsewhere, provided that all Persons with Meeting Right have consented to the place of the meeting and prior to the decision-making process, the Management Board members have been given the opportunity to render advice.

47	Admittance and Meeting Right

47.1

Each Person with Meeting Right shall be entitled to attend any General Meeting, to address that meeting and, if the voting rights accrue to him, to exercise his voting rights. Persons with Meeting Right may be represented in a General Meeting by a proxy authorised in writing.

47.2

At a meeting, each Person with Meeting Right or his representative must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

47.3	The Management Board members shall have the right to give advice in the General Meetings.

47.4	The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

48	Chairperson and secretary of the meeting

48.1

The chairperson of a General Meeting shall be appointed by more than half of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Management Board member shall act as chairperson, or, if no Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson.

48.2	The chairperson of the meeting shall appoint a secretary for the meeting.

49	Minutes and recording of Shareholders’ resolutions

49.1

The secretary of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

49.2

The Management Board shall keep record of all resolutions adopted by the General Meeting. If the Management Board is not represented at a meeting, the chairperson of the meeting or the chairperson’s representative shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Persons with Meeting Right. Each of them shall be provided with a copy of or an extract from the records upon request.

50	Resolutions

50.1	Each Share confers the right to cast one (1) vote.

50.2	To the extent that the law or these articles of association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by more than half of the votes cast.

50.3	If there is a tie in voting, the proposal shall be deemed to have been rejected.

50.4

If the formalities for convening and holding of General Meetings, as prescribed by law or these articles of association, have not been complied with, valid resolutions by the General Meeting may only be adopted in a meeting if all Persons with Meeting Right have consented to the decision-making process taking place and prior to the decision-making process, Management Board members have been given the opportunity to render advice.

50.5

No voting rights may be exercised in the General Meeting for any Share held by the Company or a subsidiary, nor for any Share for which the Company or a subsidiary holds the depositary receipts. However, pledgees and usufructuaries of Shares owned by the Company or a subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before that Share was owned by the Company or such subsidiary. The Company or a subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct.

51	Resolutions without holding meetings

51.1

Shareholders’ resolutions may also be adopted in a manner other than at a meeting, provided that all Persons with Meeting Right have given consent to such decision-making process in writing. The votes shall be cast in writing. Prior to the adoption of resolutions, Management Board members shall be given the opportunity to render advice.

51.2

For the purposes of Article 24.1 the requirement of votes to be cast in writing shall also be met in case the resolution is recorded in writing or electronically, indicating the manner in which each vote is cast and such resolution is signed by all Persons with Meeting Right.

51.3	As soon as the Management Board is acquainted with the resolution it shall keep record thereof and add such record to those referred to in Article 22.2.

52	Amendment articles of association

The General Meeting may resolve to amend these articles of association. When a proposal to amend these articles of association is to be made at a General Meeting, this must be stated in the notice of such meeting. Simultaneously, a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Persons with Meeting Right, until the end of the meeting.

53	Dissolution and liquidation

53.1

The Company may be dissolved pursuant to a resolution to that effect by the General Meeting. When a proposal to dissolve the Company is to be made at a General Meeting this must be stated in the notice of such meeting.

53.2

If the Company is dissolved pursuant to a resolution of the General Meeting, the Management Board members shall become liquidators of the dissolved Company’s property. The General Meeting may decide to appoint other persons as liquidators.

53.3	During liquidation, to the extent possible the provisions of these articles of association shall continue to apply.

53.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

54	First Financial Year

The first financial year of the Company shall end on the thirty-first day of December two thousand twenty-one. This Article and its heading shall cease to exist after the end of the first financial year.

Final statement

Finally, the person appearing has declared the following:

(l)

at incorporation, the issued capital of the Company equals one euro twenty eurocent (EUR 1.20). At incorporation, ten (10) Shares with a nominal value of twelve eurocent (EUR 0.12) each (Issued Shares) are issued at par, which Issued Shares are hereby subscribed for by the Incorporator.

Payment in a different currency unit than the currency of the nominal value of the Issued Shares is permitted. The Issued Shares shall be paid up in full immediately after incorporation, either in cash, by transfer to a bank account to be designated by the Company or by any other means to be agreed upon by the Company and the Incorporator.

(m)	the first Management Board member of the Company is Enric Asuncion Escorsa, born in Barcelona, Spain, on the third day of April nineteen hundred eighty-five.

End

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.